Exhibit 23.7

CONSENT OF DIRECTOR-NOMINEE

This consent of director-nominee is delivered in connection with the registration statement on Form F-1 (as it may be amended from time to time, the “Registration Statement”) and related prospectus of Brookfield Asset Management Inc. and Brookfield Asset Management Reinsurance Partners Ltd.

The undersigned consents to being named and described in the Registration Statement, the prospectus forming part of the Registration Statement, and any related free writing prospectus, as a person who will become a director of Brookfield Asset Management Reinsurance Partners Ltd. and the filing of this consent as an exhibit to the Registration Statement.

March 31, 2021

/s/ Anne Schaumburg
Name: Anne Schaumburg